Exhibit (14)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of JOHCM Funds Trust of our report dated November 20, 2020, relating to the financial statements and financial highlights, which appears in JOHCM Credit Income Fund, JOHCM Emerging Markets Opportunities Fund, JOHCM Emerging Markets Small Mid Cap Equity Fund, JOHCM Global Equity Fund, JOHCM Global Income Builder Fund, JOHCM International Opportunities Fund, JOHCM International Select Fund, and JOHCM International Small Cap Equity Fund’s (each a portfolio of Advisers Investment Trust) Annual Report on Form N-CSR for the year ended September 30, 2020. We also consent to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Chicago, Illinois

February 12, 2021